EXHIBIT 10.3

Employment Agreement between WorldCALL Public and Muhammad Azhar Saeed

Worldcall
Connecting U

WORLD CALL

Worldcall Telecom Limited

March 28, 2007 HR/WML/APT/38

Muhammad Azhar Saeed
House No 2, Main Bazar
Tauheed Park, Daroghawala
Lahore.
Contact: 042-6553822, 0300-4598901

Dear Mr. Azhar

We are pleased to offer you employment as **Team Supervisor-Internal Audit**, in **Worldcall Telecom Limited (Broadband), Lahore** on the following terms and conditions. Salary & Perks/Benefits shall be as per Company's Staff Service Rules subject to Revision/Adjustment from time to time by the Company;

SALARY & BENEFITS	Rs.
Basic Pay	23,334
House Rent Allowance	9,333
Utility Allowance	2,333
Gross Salary	**35,000**

Subject to Tax Withholding Deductions as per Income Tax Law & any other Regulations.

OTHER BENEFITS

- Medical benefits as per Company's Rule and Policy.
- Performance Bonus and Increment as per approved matrix and policy of the Company.
- Loans against salary as per Company's Policy/Rules.
- Life and Health insurance as per defined policy of staff at your respective level/grade.

TERMINAL BENEFITS

- You will be entitled for Gratuity (equivalent to one Gross Salary after completing one year of your Service with the Company as per the relevant Gratuity Laws.)

In capacity of Team Supervisor-Internal Audit

- Fuel, PSO Corporate Card with a limit of **=150=** liters per month
- Purchase of Mobile Phone Set amounting to Rs. 8,000/-.
- Mobile Phone Bill amounting to Rs. 1,500/- as per Company's Policy.

Please note that above facilities are admissible to you only till such time you remain posted in Company and perform as Team Supervisor-Internal Audit.

Other Terms and Conditions:-

- You shall be required to submit release letter and other relevant documents as per list attached within 15 days from the date of your joining.
- You may be asked to serve anywhere in Pakistan or abroad during the tenure of your Service.
- You shall be on Probation for a period of (3) three months, which can be extended on the basis of your performance evaluation by your immediate supervisor. During the probation period the Service Contract can be terminated without any prior Notice or reason thereof by the Company.
- After confirmation, you shall be required to give to the Company One Month prior Notice or One Month's Salary in lieu thereof, in the event of you intend to resign form the Service and conversely, either you shall be entitle to One Month's Salary in the event of your immediate termination by the Company or One Month prior Notice of termination for any reason whatsoever.
- Notwithstanding anything, One Month Salary shall not be payable by the Company, in the event of termination of your Service due to misconduct, and for the same, the Company shall be the sole judge.
- Your Service would be governed by Staff Service Rules of the Company already implemented and as amended from time to time.
- No other financial facilities / benefits shall be admissible other than those mentioned above. You shall neither directly nor indirectly on full or part time basis, be engaged in any other employment or business activity with any other organization during the continuation of your Service with the Company.

Please Note that any document submitted or statement given by you, if during verification found to be incorrect at any time or in case of failure on your part to comply with any of the above terms of your appointment, the same shall render your Service liable to immediate termination without any prior Notice or any Salary in lieu thereof.

Please signify that above terms and conditions of employment are acceptable to you by signing and returning to us a Duplicate Copy of this letter within **Seven (7) Days** from the date of its issuance. Non-receipt of Duplicate Copy duly signed by you within the prescribed period shall be considered as your refusal to accept this offer for employment.

Yours truly,

Muhammad Imran Mansoor
Group Manager Human Resources
Recruitment, Selection & Performance Management

Muhammad Ajmal Zaidi
Group Manager Human Resources
Compensation & Benefit Management

WorldCall

WorldCall Telecom Limited

January 01, 2018

HR-BBL-North-101259

Mr. Muhammad Azhar Saeed
Director
WorldCall Telecom Limited
Lahore.

Promotion & Salary Raise

We are pleased to inform you that you have been promoted as **"Chief Financial Officer"** with effect from January 01, 2018.

Consequent to this change your salary has been revised to **Rs.500,000/-** effective from the date of your promotion.

We wish you a successful career ahead and look forward to your continued and dedicated efforts.

Muhammad Umar Durrani
Director Operations & Regulatory Affairs

CC:

- Chief Financial Officer
- Internal Audit
- Finance
- Personal File

Head Office:
WorldCall Head Office: Plot No. 1566/124,
Main Walton Road, Lahore-Pakistan
Tel # (+92 42) 36671191-94
Fax # (+92 42) 36671197